APPLIED BIOSYSTEMS AND CELERA DIAGNOSTICS
                           TO WEBCAST INVESTOR MEETING

FOSTER CITY, CA and ALAMEDA, CA, January 3, 2002 - Applera Corporation today announced that it will webcast a meeting with the investment community on Thursday, January 10, 2002 to discuss two of its businesses, Applied Biosystems Group (NYSE: ABI) and Celera Diagnostics, a joint venture of Applied Biosystems and the third Applera business, Celera Genomics Group (NYSE:CRA). The webcast is scheduled to begin at 5:00 p.m. EST and to end at approximately 8:30 p.m. EST.

Dennis L. Winger, Chief Financial Officer of Applera, Mike Hunkapiller, President of Applied Biosystems, and Kathy Ordonez, President of Celera Diagnostics, will co-host the event and will be joined by other members of management from each of the two businesses and from Applera. Interested parties may access the webcast via the investor relations site at www.appliedbiosystems.com. The investor relations site is within the "About Us" section. The webcast may also be accessed via www.companyboardroom.com and enter ticker symbol ABI. It is suggested that viewers access the webcast 10 minutes before the start of the broadcast.

Applied Biosystems will discuss products and applications in the areas of DNA sequencing, gene expression, genotyping, and proteomics. Celera Diagnostics will discuss its business and scientific plan.

About Applied Biosystems, Celera Diagnostics, and Applera Corporation

Applera Corporation comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to market scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. The Celera Genomics Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other

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information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923.

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 Media Contact                                   Investor Contact
 Lori Murray                                     Peter Dworkin
 650.638.6130                                    650.554.2479
 murrayla@appliedbiosystems.com                  dworkipg@appliedbiosystems.com